Language Access Network, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	Language Access Network	Interim Support	Combined	Pro Forma		Adjusted ProForma
	As of September 30, 2007		Totals	Adjustments	AJE	Totals

ASSETS

Current Assets:
Cash	$74,812	$23,521	$51,291	$-		$51,291
Accounts receivable	125,430	46,521	78,909	-		78,909
Other current assets	53,841	43,782	10,059	-		10,059

Total Current Assets	254,083	113,824	140,259	-		140,259

Fixed Assets, Net:	471,482	377,618	93,864	-		93,864

Other Assets:
Goodwill	269,725	-	269,725	-		269,725
Deposits	9,227	9,227	-	-		-

Total Other Assets	278,952	9,227	269,725	-		269,725

TOTAL ASSETS	$1,004,517	$500,669	$503,848	$-		$503,848

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$1,507,559	$822,630	$684,929	$-		$684,929
Other current liabilities	-	-	-	-		-

Total Current Liabilities	1,507,559	822,630	684,929	-		684,929

Long-Term Liabilities:				(80,000)	[2]
Convertible notes payable	706,266	1,387,500	(681,234)	1,387,500	[1]	626,266

Total Long-Term Payables	706,266	1,387,500	(681,234)	1,307,500		626,266

Total Liabilities	2,213,825	2,210,130	3,695	1,307,500		1,311,195

Stockholders' Equity:
Common stock	21,107	-	21,107	11,025	[2]	32,132

	-	-	-	-		-

Additional paid-in capital	12,655,458	2,702,382	9,953,076	(1,387,500)	[1]	8,634,551
				68,975	[2]

Retained earnings (deficit)	(13,885,873)	(4,411,843)	(9,474,030)	-		(9,474,030)

Total Stockholders' Equity	(1,209,308)	(1,709,461)	500,153	(1,307,500)		(807,347)

TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY (DEFICIT)	$1,004,517	$500,669	$503,848	$-		$503,848

____________________________	-	-	-	-		-

	[1]	To record the forgiveness of subsidiary debt by the parent company

	[2]	To record 11,024,960 shares issued for $80,000 of converted debt

Language Access Network, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	Language Access Network	Interim Support			Pro-Forma Adjusted Combined
	For the Nine Months Ended September 30, 2007		Totals	Adjustments	Totals

REVENUES

Sales revenue	$516,255	$147,428	$368,827	$-	$368,827
Other revenue	-	-	-	-	-

Total Revenues	516,255	147,428	368,827	-	368,827

COST OF SALES	1,088,024	841,622	246,402	-	246,402

GROSS PROFIT	(571,769)	(694,194)	122,425	-	122,425

OPERATING EXPENSES

General and administrative	797,329	641,303	156,026	-	156,026
Fair value of options grantes	963,114	-	963,114	-	963,114
Salaries and wages	476,268	476,268	-	-	-
Depreciation and amortization	58,346	47,806	10,540	-	10,540

Total Costs and Expenses	2,295,057	1,165,377	1,129,680	-	1,129,680

OPERATING INCOME (LOSS)	(2,866,826)	(1,859,571)	(1,007,255)	-	(1,007,255)

OTHER INCOME (EXPENSE)

Interest expense	(575,231)	(1,360)	(573,871)	-	(573,871)
Other income	2,652	2,652	-	-	-

Total Other Income (Expense)	(572,579)	1,292	(573,871)	-	(573,871)

NET INCOME (LOSS)	$(3,439,405)	$(1,858,279)	$(1,581,126)	$-	$(1,581,126)